Exhibit 10.4.59
COMPENSATION ARRANGEMENTS WITH EXECUTIVE OFFICERS
     Certain of the executive officers of Harris Interactive Inc. (the “Company”) including Messrs. Anderson, Novak, Salluzzo, Terhanian, and Vaden, have Employment Agreements with the Company which provide for their respective base salaries and target bonuses, subject to adjustment from time to time in the discretion of the Compensation Committee of the Board of Directors. Their respective salaries and target bonuses as adjusted in fiscal 2008 have not been adjusted for fiscal 2009, and are shown below in the Executive Officer Compensation Table (“Table”).
     The remaining executive officers, including Messrs. Bakken, Bhame, Millard, Narowski and Sigaud, and Ms. O’Neill, do not have employment agreements. Under the Company’s arrangements with them, their respective salaries and target bonuses as adjusted during fiscal 2008 and continuing in effect during fiscal 2009, are shown below in the Table.
     For fiscal 2009 as in fiscal 2008, the Company has two bonus plans in which its executive officers, together with other employees, participate including a Corporate Bonus Plan and a Business Unit Bonus Plan. Messrs. Novak, Salluzzo, Bakken, Bhame, and Narowski participate in the Corporate Bonus Plan and the remaining executive officers participate in the Business Unit Bonus Plan. Mr. Anderson also has individual retentive and performance bonus opportunities under the terms of his Employment Agreement.
     Under the Corporate Bonus Plan, for fiscal 2009 a fixed dollar pool for all participants of $990,000 is established. The actual payout from the pool increases or decreases based upon achievement of pre-set levels of “Adjusted EBITDA” (EBITDA adjusted to remove the effect of non-cash stock-based compensation expense). Each participant in the Corporate Bonus Plan is allocated a specified percentage of the pool. In order for a participant in the Corporate Bonus Plan to achieve his full personal target bonus, Adjusted EBITDA would have to be 128% greater than budget. Based upon better or worse performance, bonus payouts can increase or decrease. Absent any discretionary allocation, 66% of targeted bonus pool is payable if performance is equal to budget and no bonus is payable if performance is less than 96% of budget.
     Under the Business Unit Bonus Plan for fiscal 2009, individual metrics are established for each participant. In general, 25% of each participant’s bonus is determined based upon the same Company-wide Adjusted EBITDA results as are applicable under the Corporate Bonus Plan. In addition, 65% of bonus is earned by achievement of budgeted operating income for the particular business unit with which the officer is associated, and 10% of the bonus is based upon evaluation of performance against individual management objectives. Within the Business Unit Bonus Plan bonuses may be increased or decreased by set percentages based upon client satisfaction scores for the business unit with which a particular officer is associated.
     Up to 10% under all of the Company’s bonus plans is available to be awarded to the participants in any of those plans in the discretion of the Chief Executive Officer, subject in the case of executive officers to approval by the Compensation Committee. The Compensation Committee of the Board of Directors also reserves the right to increase the payouts that would otherwise be applicable.
     In fiscal 2009, the Corporate and Business Unit Bonus Plans have a one-time retention modifier. Each bonus-eligible individual who has a satisfactory performance record, and who remains actively employed on the date bonuses are paid in August, 2009, will receive 25% of target bonus whether or not the threshold metrics of the applicable Bonus Plan are achieved. The Company will receive a credit for the amount paid as part of such retention bonus against bonus otherwise earned by each bonus plan participant.
EXECUTIVE OFFICER COMPENSATION TABLE

	FY2009 Bonus	FY2009 Applicable
Executive Officer	Target	Bonus Plan	Salary
Bruce A. Anderson	(1) $75,000 CND	(1) Business Unit	$315,000 CND
	(2) $90,000 CND	(2) Individual
	(3) $60,000 CND	(3) Individual
David G. Bakken	$50,000	Corporate	$210,000
Dennis K. Bhame	$60,000	Corporate	$205,000
Richard W. Millard	$75,000	Business Unit	$225,000
Eric W. Narowski	$30,000**	Corporate	$155,000
Gregory T. Novak	$250,000	Corporate	$500,000
Michelle F. O’Neill	$75,000	Business Unit	$250,000
Ronald E. Salluzzo	$150,000	Corporate	$335,000
Stephan B. Sigaud	$75,000	Business Unit	$260,000
George H. Terhanian	$100,000	Business Unit	$299,000*
David B. Vaden	$150,000	Business Unit	$350,000

*	Subject to currency adjustment with 5% changes in the exchange rate between the US Dollar and the British Pound